Telesis Bio Announces Select Preliminary

Fourth Quarter 2023 Financial Results

February 26, 2024

Telesis Bio announces Q4 and full-year 2023 select preliminary financial results, highlighting strong BioXp kit sales, expanding gross margin and reduced expense

SAN DIEGO, Feb. 26, 2024 (GLOBE NEWSWIRE) – Telesis Bio Inc. (NASDAQ: TBIO), a leading provider of RNA and DNA solutions enabling researchers to accelerate therapeutic discovery through advanced, flexible and rapid automated synthesis in their own lab, today announced certain preliminary, unaudited financial results for the fourth quarter and year ended December 31, 2023. The results are subject to the completion of the Company’s year-end financial reporting processes, reviews, and audit.

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BioXp® kit revenue for the fourth quarter of 2023 is expected to exceed $1.0 million, the highest level in the history of the Company and an increase of 59.6% from the prior quarter and 25.9% compared to the same quarter last year. This increase was driven by rapid adoption of highly differentiated mRNA workflows, which grew at more than 300% compared to the same quarter last year. For the full 2023 fiscal year, BioXp kit sales increased 10% compared to the prior year .
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Total consolidated revenue for the 2023 fiscal year is expected to be $27.5 million, up slightly from $27.4 million achieved in 2022.
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Total revenue for the fourth quarter of 2023 is expected to be $7.0 million, a 26.3% reduction from $9.5 million for the same period in 2022 due primarily to capital spending weakness in end markets and the resulting mix-shift toward lower-priced BioXp 3250 instruments. Total revenue, excluding BioXp instrument sales and discontinued BioFoundry Services operations, were $20.9 million for the full fiscal-year period, an increase of 12.4% compared to $18.6 million for the same categories in the prior year period.
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Collaboration revenue for the year, driven in part by the successful achievement of several key technology milestones, is expected to be $8.7 million, an increase of 30.7% above the prior year’s collaboration revenue of $6.7 million.
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Gross margin for the 2023 fiscal year is expected to exceed 60.0%, an increase from 56.8% in 2022. This increase was driven by improving product mix, an increase in high margin collaboration revenue, and early contribution from oligo insourcing which achieved production status in the fourth quarter and demonstrated the capacity to internally fulfill more than 70% of the company’s oligo supply needs.
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Fourth quarter operating expense, exclusive of finalizing an assessment of goodwill, is expected to be approximately $11.5 million, compared to $14.3 million in the prior year, and $52.8 million for the 2023 full year, a decrease from $62.1 million in 2022. Net of non-cash and one-time items, operating expense for 2023 was approximately $42.0 million. Fourth quarter cost reductions totaling $3.7 million are not fully reflected in 2023 results and are expected to result in lower operating expenses going forward.

The Company has gained significant traction in end markets with the adoption of its BioXp mRNA de novo synthesis kits and rapid cell-free RNA synthesis solutions that enable customers to accelerate cell and gene therapy, vaccine and antibody discovery, and development workflows. The Company anticipates the use of RNA in drug discovery workflows will continue to grow, and it intends to focus significant efforts to expand the adoption and extend the capabilities of its highly differentiated mRNA and cell-free RNA synthesis workflows based on its BioXp and SOLA platforms.

In discussing the results, Todd R. Nelson Ph.D., Founder and CEO of Telesis Bio said, “I’m pleased with our operating execution in a challenging macro environment during 2023. Our company experienced record BioXp kits sales and expanding gross margin against the backdrop of significant cost cutting initiatives. Our rapid and flexible mRNA synthesis kits are game-changing and unlock tremendous value by providing customers control over their screening and discovery on timelines that were not possible previously.”

The Company will not be issuing forward looking guidance at this time.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s expected financial results for 2023, future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our most recently filed Quarterly Report on Form 10-Q which was filed with the Securities and Exchange Commission on November 13, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

Bill.kullback@telesisbio.com